Execution Version
SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of December 11, 2023, by and among Moog Inc., a New York corporation (“Issuer”), Moog Military Aircraft LLC, a New York limited liability company (the “Guaranteeing Subsidiary”) and U.S Bank Trust Company, National Association (as successor to U.S. Bank National Association, the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Issuer, the Guarantors party thereto and the Trustee have heretofore executed and delivered an indenture dated as of December 13, 2019 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance on such date of an aggregate principal amount of $500,000,000 of 4.250% Senior Notes due 2027 (the “Notes”) of the Issuer;

WHEREAS, the Indenture provides that the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee the Notes and the obligations of the Issuer under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”), each on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer, any Guarantor and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the benefit of each other and for the equal and proportionate benefit of all Holders of the Notes as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1.        Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof’ and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II
AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1.     Agreement to be Bound. The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a “Guarantor” and as such will have all of the rights and be subject to all of the obligations and agreements of a “Guarantor” under the Indenture.

SECTION 2.2.     Guarantee. The Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably guarantee the Notes and the obligations of the Issuer under the Notes and the Indenture to each Holder of a Note and to the Trustee and its successors and assigns pursuant to Article X of the Indenture as and to the extent provided for therein.

ARTICLE III
MISCELLANEOUS

SECTION 3.1.     Notices. All notices and other communications to the Guaranteeing Subsidiary shall be given as provided in the Indenture.

SECTION 3.2.     Merger and Consolidation. The Guaranteeing Subsidiary shall not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into, another Person (whether or not the Guaranteeing Subsidiary is the surviving person) except in accordance with Sections 5.1(b) and 10.6 of the Indenture.

SECTION 3.3.     Release of Guarantee. The Note Guarantees hereunder may be released in accordance with Sections 10.6 and 10.7 of the Indenture.

SECTION 3.4.     Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.5.        Governing Law; Waiver of Jury Trial. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 3.6.     Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.7.     Benefits Acknowledged. The Guaranteeing Subsidiary’s Note Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 3.8.        Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.9.     The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture, the Note Guarantee of the Guaranteeing Subsidiary, or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.10.     Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

SECTION 3.11.     Execution and Delivery. The Guaranteeing Subsidiary agrees that its Note Guarantee shall remain in full force and effect notwithstanding any absence on each Note of a notation of any such Note Guarantee.

SECTION 3.12.     Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

MOOG MILITARY AIRCRAFT LLC,
as a Guarantor

By: __/s/ Randy C. Fahs_____________________
Name:     Randy C. Fahs
Title:     Secretary

MOOG INC.

By: ___/s/ Michael Swope_____________
Name:     Michael Swope
Title:     Controller and Principal Accounting Officer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By: ___/s/ Michelle Mena-Rosado _______
Name: Michelle Mena-Rosado
Title: Vice President